Exhibit 99.1

PRESS RELEASE

DOLLAR TREE STORES, INC.REPORTS
RECORD FOURTH QUARTER EARNINGS PER SHARE OF $0.69

CHESAPEAKE, Va. – February 24, 2004 – Dollar Tree Stores, Inc. (NASDAQ: DLTR), the nation’s leading operator of single-price point dollar stores, reported earnings per share of $0.69 for the fiscal fourth quarter ended January 31, 2004.

“We are pleased with our fourth-quarter results,” said President and CEO Bob Sasser. “A great assortment of high-value merchandise and consistent store-level execution resulted in achievement of our sales forecast and sales strength throughout the quarter. Our gross margin improved significantly over last year and our expenses were well-managed, which resulted in strong earnings growth.”

For the fourth quarter, gross margin was 37.0%, compared to 36.1% in last year’s fourth quarter, primarily reflecting improvements in markdowns and shrink. Markdowns, and to some degree shrink, benefited from the use of supply-chain systems, which improved information and controls. In addition, modest improvements in other gross margin components were offset by an increase in occupancy expense, which was pressured by two fewer selling days in this year’s quarter.

Selling, general and administrative expenses, as a percentage of sales, were 22.3% in the fourth quarter of 2003, compared to 22.1% in the same quarter last year; this primarily reflects the higher depreciation expenses associated with investments in larger stores, and technology, especially point-of-sale conversions.

Operating margin in this year’s fourth quarter was in-line with plan at 14.7%, and compares favorably to 14.0% in last year’s fourth quarter.

“Our seasonal merchandise sell-through was excellent,” Sasser added, “and our inventory is clean and well-positioned for a strong start to the new year. Our solid financial position and strong cash flow enable us to continue funding our new-store growth with internally generated capital.”

During the quarter, the Company repurchased approximately 1.3 million shares of its common stock, for $38.7 million, under an existing $200 million authorization approved by its Board of Directors in November 2002.

For the year, sales totaled $2.8 billion, an 18.7% increase year-over-year, on comparable-store sales growth of 2.9%. Operating margin of 10.5% was the same as last year’s. Earnings per share were $1.54.

As previously announced, the Company estimates sales for the first quarter to be in the range of $700-$720 million, predicated on square footage growth of approximately 28% (including the Greenbacks acquisition, which took place on June 29, 2003) and comparable-store sales growth of slightly positive to 3%. For the full year, the Company estimates sales to be in the range of $3.2-$3.3 billion, predicated on square footage growth of approximately 20% and comparable-store sales growth similar to that expected for the first quarter. Capital expenditures are expected to be in the range of $200-$210 million for the year.

On Tuesday, February 24, 2004, the Company will host a conference call to discuss its earnings results at 4:45 p.m. EST. The telephone number for the call is 610-769-8817, and reference DLTR. A recorded version of the call will be available until midnight Friday, February 27, and may be accessed by dialing 402-220-9670, reference DLTR. A webcast of the call is accessible through Dollar Tree’s website, www.DollarTree.com, as well as at Vcall’s website, www.Vcall.com, and will remain on-line until midnight Friday, February 27. Any financial and statistical information related to the call can be accessed through the “Investor Relations / SEC Filings / Non-GAAP Measures” section of Dollar Tree’s website.

The Company’s regular, pre-recorded business update will be available Tuesday, April 6, 2004, by 5:00 p.m. EDT, and will remain on-line through Friday, April 9, 2004. Interested parties can access the Company’s update by dialing (757) 321-5TRE.

As of January 31, 2004, Dollar Tree operated 2,513 stores in 47 states. For the year, Dollar Tree opened 183 stores, acquired 100 stores, closed 42 stores, and expanded or relocated 124 stores. The Company’s retail selling square footage totaled approximately 16.9 million at January 31, 2004, a 28% increase compared to a year ago. The Company also operates a coast-to-coast logistics network of nine distribution centers. Dollar Tree is a member of the NASDAQ 100 index.

A WARNING ABOUT FORWARD-LOOKING STATEMENTS: This press release contains “forward-looking statements” as that term is used in the Private Securities Litigation Reform Act of 1995. Forward-looking statements address future events, developments or results and typically use words such as believe, anticipate, expect, intend, plan, forecast, or estimate. For example, our forward-looking statements include statements regarding total and comparable-store sales and square footage growth for first quarter and full year 2004, as well as capital expenditures. For a discussion of the risks, uncertainties and assumptions that could affect our future events, developments or results, you should carefully review the “Risk Factors,” “Business,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections in our Annual Report on Form 10-K filed March 28, 2003 and our Quarterly Report on Form 10-Q filed December 11, 2003. Also, carefully review “Risk Factors” in our most recent prospectuses filed November 15, 2000 and August 3, 2000. In light of these risks and uncertainties, the future events, developments or results described by our forward-looking statements in this document could turn out to be materially and adversely different from those we discuss or imply. We are not obligated to release publicly any revisions to any forward-looking statements contained in this press release to reflect events or circumstances occurring after the date of this report and you should not expect us to do so.

CONTACT:	Dollar Tree Stores, Inc., Chesapeake
Erica Robb or Adam Bergman, 757-321-5000
www.DollarTree.com

DOLLAR TREE STORES, INC.
Condensed Consolidated Balance Sheets
(Dollars in thousands)

	Jan. 31, 2004	Feb. 1, 2003
Cash and cash equivalents	$168,685	$237,302
Short-term investments	--	63,525
Merchandise inventories	525,643	438,439
Other current assets	28,241	30,116

Total current assets	722,569	769,382

Property and equipment, net	613,214	477,947
Intangibles, net	123,738	41,351
Other assets, net	20,785	15,559

Total assets	$1,480,306	$1,304,239

Current portion of long-term debt	$25,000	$25,000
Accounts payable	114,972	137,668
Other current liabilities	88,095	80,844
Income taxes payable	37,035	23,548

Total current liabilities	265,102	267,060

Long-term debt, excluding current portion	142,568	146,628
Other liabilities	58,114	44,732

Total liabilities	465,784	458,420

Shareholders' equity	1,014,522	845,819

Total liabilities and shareholders' equity	$1,480,306	$1,304,239

STORE DATA:
Number of stores open at end of period	2,513	2,272
Total selling square footage (in thousands)	16,878	13,237

DOLLAR TREE STORES, INC.
Condensed Consolidated Income Statements
(Dollars in thousands, except per share data)

	Fourth Quarter ended		Year ended
	Jan. 31, 2004	Feb. 1, 2003	Jan. 31, 2004	Feb. 1, 2003
Net sales	$893,065	$778,860	$2,799,872	$2,357,836
Cost of sales	562,739	497,451	1,787,052	1,503,612
Gross profit	330,326	281,409	1,012,820	854,224
	37.0%	36.1%	36.2%	36.2%
Selling, general & administrative expenses	199,185	172,254	719,223	606,836
	22.3%	22.1%	25.7%	25.7%
Operating income	131,141	109,155	293,597	247,388
	14.7%	14.0%	10.5%	10.5%
Interest expense, net	(1,492)	(525)	(5,734)	(1,366)
Other income (expense)	152	157	889	(1,297)
Earnings before income taxes	129,801	108,787	288,752	244,725
	14.5%	14.0%	10.3%	10.4%
Income tax expense	49,973	41,884	111,169	94,220
Income before cumulative effect of a change in
accounting principle	79,828	66,903	177,583	150,505
Cumulative effect of a change in accounting
principle, net of tax benefit of $3,309	--	5,285	--	5,285
Net earnings	79,828	61,618	177,583	145,220
	8.9%	7.9%	6.3%	6.2%
Diluted net earnings per share:
Income before cumulative effect of a
change in accounting principle	$0.69	$0.58	$1.54	$1.31
Cumulative effect of a change in
accounting principle	--	0.04	--	0.04
Net earnings	$0.69	$0.54	$1.54	$1.27
Weighted average number of common
shares and dilutive potential common
shares outstanding	115,767	114,695	115,581	114,610

DOLLAR TREE STORES, INC.
Condensed Consolidated Statements of Cash Flows
(Dollars in thousands)

	Year ended
	Jan. 31, 2004	Feb. 1, 2003
Cash flows from operating activities:
Net income	$177,583	$145,220

Adjustments to reconcile net income to net cash provided by
operating activities:
Depreciation and amortization	101,495	73,892
Other non-cash adjustments	30,392	36,516
Changes in working capital	(75,185)	(55,045)

Total adjustments	56,702	55,363

Net cash provided by operating activities	234,285	200,583

Cash flows from investing activities:
Capital expenditures	(227,316)	(137,570)
Purchase of Greenbacks, Inc., net of cash acquired of $1,248	(100,523)	--
Purchase of short-term investments	(30,360)	(84,060)
Proceeds from maturities of short-term investments	93,885	20,535
Settlement of merger-related contingencies	1,021	75
Acquisition of favorable lease rights	(105)	(813)
Investment in Ollie's Holdings, Inc.	(4,000)	--
Proceeds from sale of property and equipment	35	216

Net cash used in investing activities	(267,363)	(201,617)

Cash flows from financing activities:
Proceeds from long-term debt	39,846	--
Repayment of long-term debt and facility fees	(51,513)	(6,025)
Principal payments under capital lease obligations	(7,994)	(3,996)
Proceeds from stock issued pursuant to stock-based
compensation plans	22,175	30,280
Payments for share repurchases	(38,053)	--

Net cash provided by (used in) financing activities	(35,539)	20,259

Net increase (decrease) in cash and cash equivalents	(68,617)	19,225
Cash and cash equivalents at beginning of period	237,302	218,077

Cash and cash equivalents at end of period	$168,685	$237,302